Exhibit 99.1

CORPORATE PARTICIPANTS

 Steven Nielsen
Dycom Industries- President, CEO

 Rick Vilsoet
 Dycom Industries - General Counsel

 Drew DeFerrari
 Dycom Industries - CFO

CONFERENCE CALL PARTICIPANTS

 Min Cho
 FBR Capital Markets - Analyst

 Adam Thalhimer
 BB&T Capital Markets - Analyst

 John Rogers
 D.A. Davidson & Co. - Analyst

 Michael Funk
 BofA Merrill Lynch - Analyst

 Simon Leopold
 Morgan, Keegan & Company - Analyst

 Alan Mitrani
 Sylvan Lake Asset Management - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions; instructions will be given at that time. (Operator Instructions) As a reminder, today's call is being recorded.

With that being said, I'll turn the conference now to Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen -Dycom Industries- President, CEO

 Thank you John. Good morning, everyone. I'd like to thank you for attending our first quarter fiscal 2011 Dycom results conference call. During the call we will be referring to a slide presentation which can be found on our website www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide one. Today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick.

 Rick Vilsoet - Dycom Industries - General Counsel

 Thank you, Steve. Referring to slide two, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectation, estimates and projection and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve.

 Steven Nielsen -Dycom Industries- President, CEO

 Thanks, Rick. Yesterday we issued a press release announcing our first quarter results. As you review this release it is important to note the following. Last year's first quarter results were impacted by the proposed settlement of a wage and hour class action claim and a charge for valuation allowance against the deferred tax asset. See slides 13 and 14 for a reconciliation of the Non-GAAP measures to the GAAP measures in the slide presentation presented for this call. For clarity and to enable comparability between periods, my comments will exclude the effect of these items.

Moving to slide three. Revenue for the quarter increased year-over-year to $261.6 million, or 1.0%. This increase reflected our first quarterly organic revenue growth since the fourth quarter of fiscal 2008. Volumes during the quarter were mixed from telephone companies with some companies growing meaningfully while others cautiously deployed capital for new network initiatives and tightly managed routine capital and maintenance expenditures. Spending by cable customers improved sequentially and was steady year-over-year.

Earnings of $0.18 per share for the first quarter increased from last years' earnings of $0.15 per share, our first quarterly year-over-year increase since Q1 of fiscal 2008.

Gross margins increased sequentially and year-over-year reflecting improved operating performance.  Liquidity remained strong in the quarter with solid operating cash flow. Since our last earnings call in August, we have repurchased over 3.5 million shares of our common stock for $34.2 million, reducing our shares outstanding by over 9% in the last 90 days. In addition, our Board of Directors authorized an additional $20 million in share repurchases at its meeting yesterday. And finally, we also announced the acquisition of Communication Services, Inc. of Marshville, North Carolina, a provider of outside plant construction services in the Southeast and South Central regions of the United States.

Going to slide four. With the shares repurchased this fiscal year, we have returned over $250 million to shareholders in just over the last five years, reducing shares outstanding by over 28%.

Going to slide five. During the quarter we continued to experience the effects of a slowly improving economy. Revenue from AT&T was up sequentially and up 28.6% year-over-year. At $60.8 million or 23.2% of revenue, AT&T was our largest customer. Revenue from Comcast was slightly up sequentially and year-over-year. Comcast was our second largest customer at $40.9 million, or 15.6% of total revenue. CenturyLink was our third largest customer with revenues of $21.7 million, or 8.3% of total revenue. Revenue from Verizon was $20.8 million. Verizon was Dycom's fourth largest customer for the quarter at 8% of revenue. And revenue from Time Warner Cable was $18.1 million. Time Warner Cable was our fifth largest customer at 6.9% of total revenue. All together, our top five customers represented 62.0% of revenue. All other customers increased 11.2%, the fastest rate of growth since the fourth quarter of 2006. Interestingly, if Verizon is excluded we grew 8.9% organically year-over-year, our best growth rate in 11 quarters.

Now moving to slide six. Backlog at the end of the first quarter was $1.017 billion versus $1.114 billion at the end of the fourth quarter, a decrease of approximately $97 million. Of this backlog approximately $600 million is expected to be completed in the next 12 months. Both backlog calculations increased by over 15% year-over-year. During the quarter we continued to book new work and renew existing work. With AT&T we renewed three-year construction services agreements in Georgia, North Carolina and Kentucky. From Comcast we received a network upgrade project in Maryland. For DukeNet, additional fiber to the cell site work. And from various rural telecom providers, fiber construction projects in New Mexico, North Carolina, Tennessee, Virginia and Wyoming. Headcount decreased during the quarter to 8,550 reflecting normal seasonal factors and a shift toward less technician intensive services.

Now moving to slide seven. Activity surrounding projects funded in part by the American Recovery and Reinvestment Act, or ARRA, increased steadily throughout the quarter. Significant grant allocations were made during August and September, both by the USDA through its Broadband Initiatives Program and the Department of Commerce through its Broadband Technology Opportunities Program. As of September 30, all $6.9 billion of funding was allocated.

During the quarter we reviewed publicly available data regarding potential customers and sorted out those projects not likely to represent meaningful opportunities. After this process, 334 potential customers representing $6.076 billion in grants or $7.117 billion including disclosed matching funds from grant recipients remained. After further analysis and customer conversations, we are actively targeting projects from 177 customers, representing grants of $4.397 billion or $5.199 billion including disclosed matching funds from grant recipients. We've secured a number of ARRA related projects during the quarter and are encouraged with the pace of current activities. Now I will turn the call over to Drew for his financial review.

 Drew DeFerrari - Dycom Industries - CFO

 Thanks, Steve and good morning, everyone. As I discuss the financial results, please note that there were several items that impacted our prior year period that will be excluded from my comments. We have provided a reconciliation of Non-GAAP measures to the GAAP measures in the slide presentation for today's call.

Going to slide eight of the presentation. Contract revenues for the first quarter of 2011 were $261.6 million as compared to $259.1 million for the first quarter of 2010, an increase of 1.0%. Telecommunications and utility locating customers made up over 95% of our revenue on a combined basis with electric gas and other construction and maintenance customers making up the balance. Net income for the current quarter was $6.7 million compared to Non-GAAP net income of $5.8 million in the first quarter of last year. Earnings per share were $0.18 per share compared to Non-GAAP earnings per share of $0.15 in Q1 2010. The prior year Non-GAAP amounts exclude the adjusting items set forth in our GAAP reconciliation in the appendix to today's presentation.

Turning to slide number nine. Q1 of last year's cost of earned revenue included a $2.0 million charge, or 77 basis points, for the settlement of wage and hour litigation. Excluding the impact of this charge in the prior year, cost of earned revenues as a percentage of contract revenues declined 24 basis points. The decline was related to decreases in labor and subcontract labor cost and improved safety performance. Offsetting these declines was a $450,000 legal settlement charge during the current quarter. General and administrative costs declined approximately $700,000, or 0.3% as a percentage of contract revenues. This decline was driven by reduced payroll and professional fees and reduced stock-based compensation. Other income was higher this period as we sold more assets at generally higher prices. Our effective tax rate was approximately 43.3% during the quarter.

Now turning to slide number 10. Our balance sheet remains strong and we ended the period with just under $80.0 million of cash on hand after $31 million of share repurchases during the quarter. Operating cash flows were $19.1 million and DSOs were at 62 days. Capital expenditures net of disposals were $11.4 million and gross cap-ex for the quarter was approximately $13.4 million. Now I will turn the call back to Steve.

 Steven Nielsen -Dycom Industries- President, CEO

 Thanks Drew. Going to slide 11. In summary, despite a slow economy during the quarter we saw clear indications of an improving environment and continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continue to win projects and extend contracts at attractive pricing. These successes were reflected in a number of notable contract awards. In addition, in an improving demand environment we have generally increased profitable market share as our customers are consolidating vendor relationships.

Secondly, the strength of those relationships and the extensive market presence they have created have allowed us to be at the forefront of evolving industry opportunities. The long-term drivers of these opportunities are strengthening. The government's response to a weak economy has produced meaningful and significant funding for broadband initiatives and a number of these are now moving through the solicitation and award process with construction beginning during the next three to five months.  In addition, industry merger and acquisition activities are expanding new technology deployments. In fact one merger approval included explicit commitments to increase outside plant capital expenditures as a condition of approval.

Additionally, we remain encouraged that cable operators have begun to deploy a number of new technologies which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers and businesses, while both telephone and cable companies as well as a number of other industry participants are aggressively extending or deploying fiber networks to provide wireless backhaul services.

In sum, we are pleased with our industry positioning and believe among service providers of our size or larger that we are uniquely positioned to meaningfully experience the benefit of these emerging trends. And finally, we are strong financially, maintaining ample liquidity, a robust balance sheet and equity capitalization after our share repurchases that is designed to significantly benefit our shareholders and encourage us to pursue acquisition opportunities.

Now moving to slide 12. As we look ahead to an improving environment our expectations are shaped by the following:

 Revenue over the next several quarters will continue to exhibit consistent seasonality, adjusting for the impact of the roll off of the Verizon FiOS program and the effect of last years' 14 week fourth quarter. Accordingly, forward revenue assessment should start with the prior years' quarterly revenue and adjust for modest organic growth particularly for the second and third quarters as it is unusual to experience accelerating organic revenue growth during any winter period.

Improving organic growth and new project opportunities will enable us to more critically assess our portfolio of businesses and contracts. As we do so, we intend to structurally increase our margins and earnings faster than revenues.

Continued solid and growing cash flows will be dedicated to accretive acquisition opportunities which will enhance our scale and service offerings and share repurchases as valuation and projected returns direct.

And finally, our confidence that trends will be improving for sustained period supports patience with respect to our individual quarterly results. Accordingly, we expect for the second quarter, revenues which grow slightly year-over-year, margins which improve year-over-year, and approximately breakeven earnings per share due to seasonal effects.

As a nation's economy emerges from recession, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business during the weak economic period and slowing expenditures from a key customer and these adjustments have fortified our strong balance sheet, meaningfully increased our liquidity, and positioned us well for emerging growth opportunities. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees and the experience of our management team, who have grown our business following difficulty economic times many times before. Now John will open the call for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) And first on the line of Min Cho with FBR Capital Markets. Please go ahead.

 Min Cho - FBR Capital Markets - Analyst

 Good morning, Steve.

 Steven Nielsen -Dycom Industries- President, CEO

 Good morning, Min.

 Min Cho - FBR Capital Markets - Analyst

 Congratulations on a very good quarter. So a couple of questions here. First of all, when we go to slide 12, you mentioned that the improving organic growth and new product opportunities are enabling ongoing assessment of our portfolio and businesses. Are you talking about potentially new business lines or customer rotation, if you can provide any details there that would be appreciated.

 Steven Nielsen -Dycom Industries- President, CEO

 Sure. Yes, Min, what we're really talking about on slide 12 is when organic growth comes back in our business, our approach in the past, which we expect to continue, is to take a look at all the contracts and businesses we're in and adjust so that we get returns improving faster than the revenue growth. And I just think that's a natural process.  That when you start feeling better about your environment, it's easier to make those kind of judgments. I think the other thing that we're talking about particularly on slide 12, is that in an improving environment we want to make sure that the street appreciates that, but doesn't over appreciate it and just get ahead of the story. And so we just want to make sure that people take an appropriately conservative approach as we look out ahead to what we see as not only some organic growth, but an opportunity to augment that with some acquisitions like the one that we announced yesterday of Communications Services.  And just be smarter about what businesses we're in, what contracts we're in, and adjust the forward performance of the Company in a better environment that way.

 Min Cho - FBR Capital Markets - Analyst

 Okay. And again on slide 12 here, you mentioned you're supporting patience with respect to individual quarterly results. Are you suggesting, well I know that you mentioned that some would be-- the stimulus projects won't start for another three to five months, but is there potentially more lumpiness beyond your regular seasonality given the types of projects that you're looking at?

 Steven Nielsen -Dycom Industries- President, CEO

 No we're really not talking about lumpiness there. Once again we're really just talking about in-- as companies improve their results and certainly as we have in the past, sometimes people on the outside get ahead of the story.   I think sometimes, and the stimulus that you bring up is a good example of that. We were very pleased with the number of -- the amount of activity we have there, but we have to think about things that when you have projects in Wyoming or Oregon or someplace else in northern latitudes, those are going to be spring starts. Doesn't mean that we're not confident in the projects, just means don't get ahead of us because of the seasonality.

 Min Cho - FBR Capital Markets - Analyst

 Right, okay got that. Also historically you've been very good at making acquisitions ahead of positive trends really taking shape and this acquisition of Communication Services in North Carolina, is that specifically because you're seeing more opportunities in rural broadband or is that more wireless or is it a combination of both? And also given the kind of the  different customer mix between rural broadband or the wireless backhaul, is there a difference in margin opportunity between those two opportunities?

 Steven Nielsen -Dycom Industries- President, CEO

 In Communication Services, what we were able to do there is they have a significant presence in North Carolina and Arkansas with Windstream. When somebody asks us for the balance of our customers, I think we'll will find they're number six and-- or seven, and so we're growing share with a significant customer. Windstream also, of the investor owned telephone companies, was allocated the largest amount of stimulus dollars in excess of $200 million, a lot of that in the Southeast. And the other customer that came with Communication Services is some additional exposure to CenturyLink, which is a good customer, was a little bit slow this quarter as they kind of move some budgets around, but one that we expect to be significant going into the future. So we like the business and the management team. It fits well on our existing footprint and it increases exposure around services both to recipients of stimulus but also investor owned telephone companies that have been long term customers of the Company.

 Min Cho - FBR Capital Markets - Analyst

 Okay. And then on that note my final question will be if we could get the second top five list from you, customer list.

 Steven Nielsen -Dycom Industries- President, CEO

 Drew go ahead.

 Drew DeFerrari - Dycom Industries - CFO

 Good morning, Min.

 Min Cho - FBR Capital Markets - Analyst

 Good morning.

 Drew DeFerrari - Dycom Industries - CFO

 Number six was Charter at 6.7%. Windstream was number seven at 4.0%. Xcel Energy was number eight at 1.6%. CableVision was 1.4% and then Duke Energy was 1.2% at number 10.

 Steven Nielsen -Dycom Industries- President, CEO

 And Duke Energy includes really the DukeNet project which is a wireless backhaul project.

 Min Cho - FBR Capital Markets - Analyst

 Great. Thank you.

Operator

 Our next question is from Adam Thalhimer with BB&T Capital Markets. Please go ahead.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Good morning, Steve. Good morning, Drew.

 Steven Nielsen -Dycom Industries- President, CEO

 Hi, Adam.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 You had nice grow of AT&T this quarter, Steve what's driving that? Is it investment they're making in backhaul?

 Steven Nielsen -Dycom Industries- President, CEO

 We really saw activity pick up pretty much across the board. Certainly we saw more activity inside our master contracts around wireless backhaul. We also saw their U-verse program extend more broadly across some more kind of Tier 2, or more rural markets. We also saw opportunities around fiber deployments connecting different parts of the network into the U-verse video distribution from office to office. So I think just generally pretty broad upturn in that construction business.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay and then let me ask you about CenturyLink. Am I correct in assuming you are  among the prime contractors for their I think what they call Prism IPTV rollout?

 Steven Nielsen -Dycom Industries- President, CEO

 The way to think about that Adam is we have master contracts with them that cover Pennsylvania, New Jersey, Virginia, Tennessee, North and South Carolina. And so in those areas where there is IPTV service then we are going to be involved in the construction there. I think as they've talked about at a conference around their earnings call, they've focused so far in Missouri and then in the South Florida area, but we expect and have seen activity around that moving into- or at least them doing preparatory work moving into the mid-Atlantic area. Although we're certainly not going to get ahead of them where they're going next, but we are encouraged that we think we'll see some opportunities there.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay. Backlog down a little bit sequentially. I don't want to make too much of that, it was up 24% year-over-year, but in terms of the sequential decline is there anything to read into that?

 Steven Nielsen -Dycom Industries- President, CEO

 Yes, that it's the end of the year. As we've talked about before, we have a portion of the business, particularly on the installation side, where the contracts renew or auto renew at the end of December, or sometime in December. So what happens is for those types of contracts the most backlog you're going to show for those is really at the beginning of the year on the January quarter. And so quite honestly given that effect, not to make too much of trends in backlog, but certainly you've got to look year-over-year to the same point to control for that seasonality. The bidding activity has been solid. We are not uncomfortable with trends in backlog.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay and lastly on the acquisition in the quarter, CSI, did you give what that might add in revenue on an annual basis and when that might be accretive?

 Steven Nielsen -Dycom Industries- President, CEO

 We did not but the way to think about that is kind of a $20 million plus run rate and it'll be accretive right out of the box. It will be helpful in the current quarter.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Okay, thank you very much.

Operator

 Our next question's from John Rogers with DA Davidson. Please go ahead.

 John Rogers - D.A. Davidson & Co. - Analyst

 Hi. Good morning.

 Steven Nielsen -Dycom Industries- President, CEO

 Hi, John.

 John Rogers - D.A. Davidson & Co. - Analyst

 Steve, could you just go back for a second. In looking at margins, how much of it was pricing versus just mix? You mentioned pricing but you also talked about a better mix business with fewer technicians.

 Steven Nielsen -Dycom Industries- President, CEO

 Yes, I think the way to think about the pricing, John, is that we saw an improving pricing environment as we booked new backlog, right? But that doesn't immediately impact the quarter because most of our business comes out of backlog. So I think we executed a little bit better and we also did have a little bit of make shift away from some of the technician business to more of the construction activity and I think we'll see that continue. So what we're trying to do is execute better, manage tighter and as we assess where to put our incremental efforts, trying to structurally get margins to move in the right direction now that we have some growth.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay. And then secondly in terms of the opportunities update slide that you showed and talked about the actively targeted opportunities.  That $5.2 billion, how much of that, and I know it's not exact, but is it realistic to assume that you could get market share? Or what's your market share with those customers now?

 Steven Nielsen -Dycom Industries- President, CEO

 Well I think there's a couple of things to think about there. So the first way to think about it is you have an industry that has been slow where capacity has exited to where now there's a bunch of work coming to the market. So in part when we talked about kind of the pricing environment and how we think about backlog that helps all our businesses.

 John Rogers - D.A. Davidson & Co. - Analyst

 Sure.

 Steven Nielsen -Dycom Industries- President, CEO

 Okay, so that's the first thing. The second thing is essentially although we have customer relationships with some of these rural providers, there's a large number or a large amount of this money in customers that historically have had only relationships had with either very small vendors or really are somewhat startups. So thinking about kind of existing market share doesn't make a whole lot of sense as those relationships are not there.

The way we have been thinking about it is to take targeted looks at the larger projects in the larger customers, potential customers, in footprint where we already have good coverage. And so it's early to tell us how meaningful it'll be to the backlog other than to say we have been awarded projects. A number of these projects the way clients are thinking about them is they may make an initial award. There may be opportunities to negotiate follow on work that doesn't come back to the market.

And on the same hand a good portion of these projects, John are publicly let so that there's pricing information that comes back and we're going to be careful through the winter not to be the one that has the most backlog early and less profits later, right? So we want to make sure that we commit our capacity to the right clients at the right time when the pricing is moving in our direction. And we're aided in that because there's much more visibility in these projects than what we historically see from our investor owned clients.

 John Rogers - D.A. Davidson & Co. - Analyst

 Yes, okay. And the other thing is that you talked about the seasonality of the business and I know in the last couple of years at different times, is it, you get a feel for what your big customers are talking about in terms of spend, is that in December or January?

 Steven Nielsen -Dycom Industries- President, CEO

 It all depends, John. When you have an inflection point--

 John Rogers - D.A. Davidson & Co. - Analyst

 Yes.

 Steven Nielsen -Dycom Industries- President, CEO

 Like 2008, it was about six months after it happened, right? So those things are difficult. I think what we're talking about in looking at some of the research that was out there, people had organic growth accelerating from Q1 into Q2 and that's just not a likely event because our customers, they take vacation and they have holidays like everybody else, and so acceleration usually doesn't happen in the dead of winter. So seasonally that's more of a spring effect.

And then just doubling back, John to your question on the stimulus funds, the other thing to keep in mind which is different for us from some of our other clients is most of these projects require performance bonding. And we also think that our ability to do that and to pretty significantly expand our capacity there with a couple of phone calls is also a differentiator that will be more valuable as time goes on and more projects are let.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay, okay. And last thing, sorry if I could. Just the, Drew, the breakdown between telephone and cable?

 Drew DeFerrari - Dycom Industries - CFO

 Sure, John. The telephone was 46.0% and cable was at 32.5%.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay, all right. Thank you very much, gentlemen.

 Steven Nielsen -Dycom Industries- President, CEO

 Thanks, John.

Operator

 And next go to the line of Michael Funk with Bank of America Merrill Lynch. Please go ahead.

 Michael Funk - BofA Merrill Lynch - Analyst

 Hi, good morning guys, thanks for taking the questions. I have three quick ones. One is the follow up on one of the last questions, I didn't quite get the answer. On the actively targeted opportunities at $5.2 billion, is this a very simple number for how much that $5.2 billion would be related to work that you would do and then kind of estimate it, timing of that, coming on in duration of the contract would be helpful? I'd assume if you're bidding for these you have a sense of the size of the contract.

And then just second on the regulatory front, of course we had the change of leadership at the House recently. The Republican leadership's views on rural subsidies is clear and certainly at odd to some of the proposals in the national broadband plan that could be seen as actually benefiting you. Maybe just your view on how the regulatory environment might be shaping up and that might impact dollars going to rural broadband builds.

And then one final question. You highlighted and certainly your results indicate that you seem to have found the bottom in the revenue trend, saw some nice year-over-year growth this quarter, exiting a period of severe economic dislocation, winding down some of the large recent customer contracts, if you can just help us think about how you view your revenue growth opportunity beyond any kind of near-term choppiness, quantifying that? And then the incremental margin that some of your contract mix shifts that would help us think about the modeling so we don't get either too far ahead or too far behind your results?

 Steven Nielsen -Dycom Industries- President, CEO

 Well, Michael, that's a good three questions. So we've got a $5 billion opportunity that we didn't have last quarter. We have got a better regulatory environment and we are talking about how much better we can be around revenue growth and margin. So that's a good set of questions.

With respect to the $5.2 billion, here's what I would think about it. That it's-- until you get into the details of individual projects, some of which are available and some of which are not, you don't know the mix aerial constructions and buried, but what we did do when we looked at the $5.2 billion, that's really outside plant spending. That's not computer training and broadband training and those kinds of things. It does include engineering and material, we are supplying some engineering services. So until we get a little deeper in, the available opportunities got $1 billion behind it. Exactly which billion it's a little bit hard to say at this point.

And I think in terms of share, I would point you to our comments which says it's difficult to know exactly know where that shares going to be, but I think given the fact that we've stayed at home during the recession, I think we can safely say for an impact on the business we feel comfortable that we will be at the front of the line when it comes to beneficiaries of the spending. And I think that also goes to the share repurchases that we did in the quarter, so that we've got increased equity leverage to that opportunity.

In terms of the changes around the House of Representatives, I think broadly, I think those folks will be supportive of rural broadband. They may have a different take on changes in the Universal Service Fund, they may have a different take on net neutrality, but I think generally they're supportive of these opportunities.

And then in terms, Michael, of revenue growth and margin, I think what we would say coming out is that there are generally good opportunities to grow revenue coming out of a recession. Clearly the stimulus provides a catalyst, general improvement in the economy is a catalyst, and market share opportunities are a catalyst, but as we balance those, we will do our best in looking at our business to try to grow the margin somewhat faster than the revenue. And what I would say is it's difficult for us and I think it would be difficult for anybody on the street to get a real sense other than directionally of where that's going to come until we get through the winter and we see how these opportunities shake out.

 Michael Funk - BofA Merrill Lynch - Analyst

 And then just one quick follow up, if I could. Thank you for the comments on the opportunities with the stimulus spending. So of the customers that you're bidding, the 177, what is your current share with those and of course we can kind of-- we can flex it either way given your position that you highlighted, what's your share, even a range would be helpful?

 Steven Nielsen -Dycom Industries- President, CEO

 Well it's-- not only is our share quite low, but everybody's share is quite low, Michael because these are generally entities that have historically, had they had any capital budget, it might be $1 million a year and they got a $50 million grant. So the market share approach is not helpful other than to say I believe Windstream received the largest allocation of funds and we are a significant-- and nobody releases market share numbers, so we're not going to get into where we are other than to say that we are a significant supplier to Windstream and a number of the areas where they received allocations we have existing footprint. Doesn't mean we're going to get the work, but we're certainly going to have a good opportunity to go after it.

 Michael Funk - BofA Merrill Lynch - Analyst

 Great, and I thank you very much for taking the questions.

 Steven Nielsen -Dycom Industries- President, CEO

 Thank you.

Operator

 And next we have Simon Leopold with Morgan Keegan. Please go ahead.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 Thanks. Just a couple of quick housekeeping ones first. What was the share count exiting the quarter?

 Drew DeFerrari - Dycom Industries - CFO

 Sure, Simon, this is Drew. It was 35,421,065.

 Steven Nielsen -Dycom Industries- President, CEO

 And in addition to that, Simon because we had a trading plan we've actually acquired just short of 300,000 shares in November. So the number-- the number today is 35,132,000.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 Great, thanks. That's helpful. Okay and then in terms of looking at the acquisition you made, what was either the trailing annual EBITDA or better yet, what was the EV to EBITDA multiple that you paid for this acquisition?

 Steven Nielsen -Dycom Industries- President, CEO

 Let say it was accretive to our shareholders, Simon. So obviously it was lower than our EV to EBITDA multiple and we think that we could have EBITDA margins that are slightly better or hopefully a little more than that to what we report for Dycom as a whole. So it's accretive both on a margin perspective and accretive to valuation.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 Great, and last of the housekeeping was there an actual dollar stimulus contribution during the quarter you just reported?

 Steven Nielsen -Dycom Industries- President, CEO

 What was interesting Simon is we actually had something like a hundred and some thousand dollars of engineering work on a project. So essentially the organic growth in the quarter is pre having impact of the stimulus as I did mention we were-- we do have awards of six or seven projects. Subsequently they're going through permitting, there is an environmental impact statement requirement that has slowed some of the starts, and we expect to see that resolve itself through the winter.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 And then more of a kind of big picture trending question. Just looking at some of the shifts in your customers particularly thinking about CenturyLink, Qwest coming together, whether or not you have seen or anticipate to see some slowing in your January quarter, not just related to seasonality but maybe the classic pause that might occur ahead of the deal closing, and how you think about their patterns once they, assuming they get all their approvals once that deal closes, beyond seasonality how do you expect that behavior to manifest itself?

 Steven Nielsen -Dycom Industries- President, CEO

 I think there's a couple of things. We have relatively low exposure to Qwest currently. So the impact of what they do with their capital budgets probably is not meaningful. CenturyLink we think is still very committed to their IPTV based on comments that we've read from conferences and in their earnings calls. We would expect them to have a good year. Is there a two or three month pause around the merger, Simon, sometimes there is and sometimes there isn't. AT&T, Bell South we didn't really see any effect. I think if the economy is improving in the first half of next year it's less likely that that will happen but that doesn't say that it won't.

I think the thing we are encouraged at least in comments that I read from a recent conference where CenturyLink is certainly looking at the Qwest fiber-to-the-node architecture understanding that they like to make that even more robust in terms of geographic coverage. And so we think that coming out of the deal there certainly should be some opportunities for growth similar to what we saw coming out of the EMBARQ/CenturyTel merger that created CenturyLink, which has been a good thing for us. So we're cautiously optimistic.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 And then the last one is looking at the Frontier, you've talked about some of the exposure, or opportunities you have there. They haven't shown up in the top 10 list. Their commentary on their earnings call suggests that with their investment upgrading the Verizon access lines, that they'll have sequentially higher spending in their December quarter. Just wondering what your feeling is in terms of your opportunities to see them in that top 10 list in January and how you think about them over the course of the fiscal year?

 Steven Nielsen -Dycom Industries- President, CEO

 Sure, we feel good about Frontier. We have a service agreement with them for portions of the mid-Atlantic area including West Virginia. I think, and I looked at the same release that you did, that they were a little slower on cap-ex than maybe they had thought. I think generally, Simon, when these things get started the engineering and the equipment gets into the pipeline sometimes a little bit, a month or two ahead of the construction activity, and I don't think this will be any different. I think as we look out, I think there's certainly opportunities with them. I would think maybe a broader sense that there are additional rural broadband opportunities in general including Frontier is a way to think about it.

As we mentioned Windstream got a pretty significant amount of stimulus dollars on top of improving growth trends that we had with them already. So, it’s a little early to say exactly whose going to be the biggest or the best, but I think we're generally going to see these rural investments create more customer diversity, more balance in our top 10 than what we've seen over the last several years.

 Simon Leopold - Morgan, Keegan & Company - Analyst

 Great, thank you very much.

 Steven Nielsen -Dycom Industries- President, CEO

 Thank you.

Operator

 Our next question is from Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Hi, thanks. Can you give us a sense of what kind of cap-ex you're going to spend this coming year?

 Steven Nielsen -Dycom Industries- President, CEO

 Yes, Alan we had talked on the last call that kind of $55 million to $65 million net and in an improving environment it wouldn't hurt our feelings if it was more.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Okay. So therefore we should look at for depreciation-- depreciation seems like it's been steady to coming down. So we should look for it to scale up as you buy the cap-ex, as you buy the capital, excuse me, the equipment over the next couple of few months?

 Steven Nielsen -Dycom Industries- President, CEO

 Yes, I think it'll be very similar to what we saw coming out of 2002 and 2003 as EBITDA goes up and organic growth kicks in we'll see some more spending and more deprecation.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Okay. Also is there a nature of the contract? You mentioned something about needing-- doing some more of the purchasing of equipment for the contracts, I think is that-- I see that in your inventories which are up fairly high in the last couple of quarters relative to where they had been in historically, is this a difference in that you have more pass throughs in the type of contracts? Can you talk about that a bit and how that's going to impact the margins?

 Steven Nielsen -Dycom Industries- President, CEO

 We have a couple of customers in some of these stimulus projects where we're actually supplying the equipment. It's a bid item, Alan, it's not a pass through item. And so we think it'll be neutral to margin. Maybe a little bit of an overhang but we're essentially at very little risk on the materials. And so quite honestly it's helpful in some ways because we think we're fairly good at managing those types of contracts and may create some advantages when we have to manage the logistics side of the services.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Okay, thanks that's helpful, I appreciate that. And then also on the SG&A, you mentioned lower professional fees. In the past I had talked to you about SG&A and you were doing computer upgrades and other things, is that basically finished because we saw a decent drop down relative to the last few quarters, certainly relative to where it was in 2009 so that we can expect in essence a lower SG&A this year even on rising revenues?

 Steven Nielsen -Dycom Industries- President, CEO

You're never done with those things, Alan. I would say the pace of activity we got to the point where we were comfortable that we had accomplished some things and so we slowed it down. But we're not stopping. It's just continuing at a slower pace. But I think generally and if you think about organic growth in addition to acquisitions, we will get leverage on G&A. We had before.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Okay. The deals in your sector, or related sector, what kind of-- you talked about being accretive, I know you use cash so it's easy-- it's easier to make it accretive when you're using cash certainly but I think like it sounded like a really good deal. What kind of multiples do you see out there in what you're looking at?

 Steven Nielsen -Dycom Industries- President, CEO

 Well I think, because in the past we've given ranges and then every time we do a deal, we've got to comment on a range and sellers listen to those things. I think the right way to think about it is to say we're going to do deals that are accretive to our EV to our EBITDA valuation. So we're not going to pay more for something else than where we trade. And hopefully we'll get a turn or two of arbitrage on the valuation.

 Alan Mitrani - Sylvan Lake Asset Management - Analyst

 Okay, I appreciate that. Thanks.

Operator

 With that we have no further questions in queue.

 Steven Nielsen -Dycom Industries- President, CEO

 Okay, thanks everyone for attending this call. We'll talk to you next on our second quarter call the end of February. Thank you. Have a good Thanksgiving.

Operator

 Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.

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